UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2009

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32922	05-0569368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 North Parkway Pekin, IL	61554
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (309) 347-9200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 31, 2008, Aventine Renewable Energy — Aurora West, LLC, a wholly-owned indirect subsidiary of Aventine Renewable Energy Holdings, Inc. (hereinafter together called “Aventine”) and Kiewit Energy Company (“Kiewit”) entered into a change order to the Engineering, Procurement and Construction Services Fixed Price Contract (the “EPC Contract”) for the ethanol facility currently under construction in Aurora, Nebraska.

The change order suspends construction of the ethanol facility for up to 180 days and addresses the extension of the construction schedule in the event of resumption of work.  The payment schedule under the agreement was adjusted through June 30, 2009 as a result of this suspension of construction.  Aventine also agreed to pay Kiewit and its subcontractors approximately $4.9 million in suspension costs.  The change order further provides for suspension services, the resumption of work, and the tolling of deadlines and milestones during the suspension, cancels a letter of credit granted in favor of Aventine, provides for Kiewit’s forbearance of remedies, and provides for various other responsibilities and obligations of the parties common to such construction contracts and their suspension.

The change order terminates the parties’ amendment to the EPC Contract entered into on October 1, 2008.

Item 9.01  Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired — Not Applicable

(b)	Pro forma financial information — Not Applicable

(d)	Exhibits

	Exhibit No.	Description
None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated:  January 7, 2009

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ William J. Brennan
William J. Brennan
Principal Accounting Officer